As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	39-2078861
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

Rua Bahia, 2463

Suite 205

Belo Horizonte, Minas Gerais, Brazil 30.160-012

(Address of principal executive offices) (Zip Code)

Atlas Lithium Corporation 2023 Stock Incentive Plan

(Full title of the Plans)

Marc Fogassa
Chief Executive Officer and Chairman
Atlas Lithium Corporation
Rua Bahia, 2463

Suite 205

Belo Horizonte, Minas Gerais, Brazil 30.160-012

(Name and address of agent for service)

+55-11-3956-1109

(Telephone number, including area code, of agent for service)

Copies to:

Era Anagnosti

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004

Telephone: (202) 799-4087

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not required to be and are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Atlas Lithium Corporation (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023 (the “2022 Annual Report”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed with the Commission;

(b)	The Registrant’s Form 10-K/A filed with the Commission on June 12, 2023, amending Item 11, Executive Compensation, in Part III of the 2022 Annual Report;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 15, 2023;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2023, January 25, 2023, February 3, 2023, May 2, 2023, May 26, 2023, June 1, 2023, June 6, 2023 and June 26, 2023;

(e)	The Registrant’s Registration Statement on Form 8-A (File No. 001-41552), filed with the Commission on November 8, 2022, which describes the terms, rights, and provisions applicable to the Registrant’s outstanding capital stock; and

(f)	The Description of Atlas Lithium Corporation’s Securities Registered Pursuant to Section 12 of the Exchange Act, as filed with the Commission on March 30, 2023 as Exhibit 4.6 to the Registrant’s 2022 Annual Report, as amended.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is a Nevada corporation and generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).

NRS 78.138 provides that, unless the corporation’s articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, or except as otherwise provided in NRS 138(7), a director or officer is not individually liable to the corporation or its stockholders or creditors for damages as a result of an act or failure to act in his or her capacity as a director or officer unless: (a) the presumption established by NRS 78.138(3), that directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation, has been rebutted; and (b) it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

NRS 78.7502(1) provides that a corporation may indemnify, pursuant to the provisions of that statute, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify, pursuant to the provisions of that statute, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification made pursuant to NRS 78.7502 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that unless otherwise restricted by the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses. The Registrant has obtained primary and excess insurance policies insuring its directors and officers and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

The Registrant’s amended and restated articles of incorporation, as amended, provide that the Registrant may indemnify, to the full extent of its power to do so, all directors and officers. The Registrant’s second amended and restated bylaws further provide that the Registrant may indemnify, in addition to all directors and officers and to the full extent of its power to do so, any employee or agent of the Registrant. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant is aware that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit
Number	Exhibit

4.1	Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.3 to the Registrant’s Form 8-K filed May 26, 2023).

4.2	Second Amended and Restated Bylaws of the Registrant (Incorporated by reference, Exhibit 3.4 to the Registrant’s Form 8-K filed May 26, 2023).

4.3	Description of Securities (Incorporated by reference, Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K, filed March 30, 2023).

4.4*	Atlas Lithium Corporation 2023 Stock Incentive Plan.

4.5*	Form of Restricted Stock Agreement under the Atlas Lithium Corporation 2023 Stock Incentive Plan.

4.6*	Form of Restricted Stock Agreement (Non-U.S.) under the Atlas Lithium Corporation 2023 Stock Incentive Plan.

4.7*	Form of Nonstatutory Stock Option Agreement under the Atlas Lithium Corporation 2023 Stock Incentive Plan.

4.8*	Form of Incentive Stock Option Agreement under the Atlas Lithium Corporation 2023 Stock Incentive Plan.

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1*	Consent of Brownstein Hyatt Farber Schreck, LLP is contained in Exhibit 5.1.

23.2*	Consent of BF Borgers CPA, PC, Independent Registered Public Accounting Firm.

107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California on this 30th day of June, 2023.

ATLAS LITHIUM CORPORATION

By	/s/ Marc Fogassa
Marc Fogassa
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Fogassa	Chief Executive Officer and Chairman of the Board	June 30, 2023
Marc Fogassa	(Principal Executive Officer)

/s/ Gustavo Pereira de Aguiar	Chief Financial Officer	June 30, 2023
Gustavo Pereira de Aguiar	(Principal Financial and Accounting Officer)

/s/ Roger Noriega	Director	June 30, 2023
Ambassador Roger Noriega

/s/ Cassiopeia Olson, Esq.	Director	June 30, 2023
Cassiopeia Olson, Esq.

/s/ Stephen R. Peterson, CFA	Director	June 30, 2023
Stephen R. Peterson, CFA